Exhibit 99.1

Cyteir Therapeutics Reports Second Quarter 2022 Financial Results and Operational Highlights

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Sharpening focus on the pipeline extends cash runway into second half of 2024; Ended quarter with approximately $166.4 million in cash
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IND submission for CYT-1853 postponed to focus on CYT-0851 and preclinical pipeline

LEXINGTON, MA— August 8, 2022 — Cyteir Therapeutics, Inc. (“Cyteir”) (Nasdaq: CYT), a company focused on the discovery and development of next-generation synthetically lethal therapies for cancer, today reported financial results for the second quarter ended June 30, 2022 and provided an update on recent operational highlights.

“We are encouraged by the enrollment of patients in the CYT-0851 Phase 2 monotherapy cohorts and Phase 1 combination therapy cohorts, with initial data expected on the solid tumor cohorts in the fourth quarter this year, and on the lymphoma cohorts in the first half of 2023,” said Markus Renschler, MD, President and Chief Executive Officer of Cyteir. “We have made the strategic decision to postpone the CYT-1853 IND, thereby extending our cash runway to focus on CYT-0851 clinical development and our synthetic lethality discovery research.”

Second Quarter 2022 Business Update

Updates to the CYT-0851 Clinical Program

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Progress continues with enrollment of both the monotherapy and combination cohorts. Initial data from the monotherapy solid tumor cohorts are expected beginning in the fourth quarter of 2022, with initial data from the hematologic malignancy cohorts expected in the first half of 2023. Dose-escalation in combination cohorts with capecitabine and gemcitabine in solid tumors is progressing and expected to be completed in the first half of 2023.
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A Phase 2 cohort with CYT-0851 monotherapy in triple negative breast cancer has been opened. Data from this cohort are expected in the first half of 2023. Cyteir has made a strategic decision to halt further enrollment in the Phase 2 multiple myeloma monotherapy cohort and the dose-escalation combination cohort with rituximab plus bendamustine. This decision was based on the evolving treatment landscapes in multiple myeloma and diffuse large B-cell lymphoma, and the feasibility of development given the emerging competition.
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We continue to perform metabolomic, genomic, and transcriptomic analyses on patient samples to identify potential patient selection biomarkers. Our understanding of the mechanism of action of CYT-0851 could potentially accelerate development of a biomarker and allow for expansion into additional opportunities in other tumor types. Progress on this work is expected to be updated by year-end 2022.

Update on Progress with CYT-1853

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The development of CYT-1853 is paused and the filing of an Investigational New Drug (IND) application is postponed while Cyteir continues to evaluate the clinical results of the ongoing studies with CYT-0851. Accordingly, Cyteir will prioritize its resources on advancing CYT-0851 in the clinic and on its discovery research efforts to expand the company’s synthetically lethal preclinical pipeline.

Second Quarter 2022 Financial Results

Cash and cash equivalents: Cash and cash equivalents as of June 30, 2022 were $166.4 million. As a result of updates from the CYT-0851 program review and postponing CYT-1853 development, cash and cash equivalents are now expected to fund planned operations into the second half of 2024, which is longer than we previously forecasted.

Research and development (R&D) expenses: R&D expenses were $8.8 million for the second quarter of 2022 versus $8.9 million for the same period in 2021. The year-over-year decrease in R&D spending in the comparative periods was due primarily to decreased costs in external research activity offset by increased clinical trial expenses for the ongoing Phase 1/2 study of CYT-0851 and headcount.

General and administrative (G&A) expenses: G&A expenses were $3.4 million for the second quarter of 2022 compared to $2.4 million for the same period in 2021. The year-over-year increase in G&A expenses in the comparative periods was primarily due to employee-related costs, as well as other administrative expenses associated with company growth and operating as a public company.

Net loss: Net loss was $12.1 million, or $0.34 per share, in the second quarter of 2022 compared to $11.3 million, or $4.83 per share, for the same period in 2021.

About Cyteir Therapeutics, Inc.

Cyteir is a clinical-stage oncology company that is focused on the discovery and development of next-generation synthetically lethal therapies to treat cancer. At Cyteir, we employ an integrated target discovery approach that incorporates a critical evaluation of the target biology with internal and external information from a variety of genetic and chemical synthetic lethality screens to fuel our drug discovery and development pipeline. Cyteir’s wholly owned lead compound, CYT-0851, is a selective oral investigational drug currently in a Phase 1/2 clinical trial for hematologic malignancies and solid tumors. Follow Cyteir on social media: LinkedIn and Twitter and at www.cyteir.com.

Forward-Looking Statements

This press release contains “forward-looking statements” about Cyteir’s strategy, future plans, and prospects, including statements regarding the development of Cyteir’s compounds and potential expansion opportunities, regulatory strategy, and path for Cyteir’s compounds, the expected timing and reporting of results of Cyteir’s preclinical and clinical studies, and Cyteir’s expected cash runway. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to: that Cyteir’s clinical trials may fail to demonstrate adequately the safety and efficacy of any of its drug candidates; that preclinical testing of Cyteir’s compounds may not be predictive of the results or success of clinical trials; that the preclinical and clinical development of Cyteir’s compounds may be delayed or otherwise take longer and/or cost more than planned; that Cyteir may be unable to initiate, enroll or complete clinical development of its compounds; that the continuing global outbreak of COVID-19 (including any resurgences or variants) may result in development or manufacturing delays, supply shortages, or shortages of qualified healthcare personnel; that synthetic lethality, as an emerging class of precision medicine targets, could result in negative perceptions of the efficacy, safety or tolerability of this class of targets, which could adversely affect our ability to conduct our business, advance our drug candidates or obtain regulatory approvals; and that Cyteir’s compounds may not receive regulatory approvals or become commercially successful products. These and other risks and uncertainties are identified under the heading “Risk Factors” in Cyteir’s most recent Annual Report on Form 10-K and other filings Cyteir has made and may make with the Securities and Exchange Commission ("SEC") in the future, available on the SEC's website at www.sec.gov.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Cyteir does not undertake and specifically disclaims any obligation to update any forward-looking statements.

INVESTOR CONTACT:

Lisa Hayes

Vice President, Investor Relations and Corporate Communications

908-868-8926

Lisa.Hayes@cyteir.com

MEDIA CONTACT:

Michele Parisi

925-429-1850

mparisi@forwardhealthinc.com